EXHIBIT 10.7
                                                           FORM 10-Q
                                         QUARTER ENDED JUNE 30, 2000


                                         Bucyrus International, Inc.
                                P.O. Box 500 . 1100 Milwaukee Avenue
                          South Milwaukee, Wisconsin, 53172-0500,USA
                                (414) 768-4000 . Fax: (414) 768-4474


Frank P. Bruno
Vice President - Human Resources
(414) 768-4391 . Fax: (414) 768-5060



August 8, 2000


Mr. Timothy W. Sullivan
Bucyrus International, Inc.
1100 Milwaukee Avenue
South Milwaukee, WI  53172

Dear Tim:

This letter will serve as an amendment and clarification of the letter dated April 4, 2000 outlining your terms of employment with Bucyrus International, Inc. (the "Company"), and supersedes the April 4, letter in all respects. As stated in the April 4 letter, for purposes of measuring your term of employment for all employees benefits, bonus programs and other purposes, your "rehire date" will be January 17, 2000 (but you will receive credit for prior service as set forth in this letter), and your employment will continue subject to termination by either you or the Company as outlined herein.

Your initial position will be Executive Vice President. You will be a member of the Office of Chief Executive Officer. The Office of Chief Executive Officer ("OCEO") is responsible for the oversight of the day to day operations of the business and its strategic direction as approved by the Board of Directors. The Vice President of Operations and certain staff positions to be determined will join you in this Office. In addition to your role as a member of the OCEO, your direct responsibilities will include Sales and Marketing. You will act as representative for the Chief Executive Officer when he is not present at the Company. Effective August 15, 2000, you will assume the position of President.

Your initial base salary will be $250,000 annually. Your base salary will increase to $300,000 annually at the time you assume the position of President. Your base salary will be paid in accordance with the payroll practices of the Company. You will be eligible to participate in the Incentive Program for Sales and Marketing Management personnel.

You shall be entitled to participate in all employee benefit plans and programs generally available to senior executives of the Company, including medical, dental, life insurance, disability insurance and retirement plans, subject to eligibility requirements and generally applicable terms of such plans. Your retirement benefits will be based on all service with the Company, including prior service (but you will not receive any service for the period for which you were not an employee of the Company).

Your employment with the Company will be subject to your agreement and compliance with Exhibit A to this letter relating to protection of confidential information, noncompetition, noninterference and nonsolicitation.

Your employment may be terminated by the Company at any time, with or without cause. However, in the event your employment is terminated by the Company for any reason other than cause, you will be entitled to receive as severance pay one year base salary, paid in accordance with normal payroll practices of the Company. There will be no incentive compensation paid for any period, which is not a complete fiscal year.

If the terms of your employment as outlined by this letter are agreeable to you, please indicate on the enclosed copy of this letter and return it to me.

                                   Very truly yours,


                                   /s/Frank P. Bruno
                                   Frank P. Bruno
                                   Vice President Human Resources

The terms of employment with the Company
Are agreed to as provided in this letter, Including Exhibit A.
Dated this 10 day of August, 2000


/s/T. W. Sullivan
Timothy W. Sullivan


                              Exhibit A

                      Rider to Employment Letter
                                  of
                    Timothy Sullivan ("Executive")
                                 with
               Bucyrus International, Inc. ("Company")
                         Dated August 8, 2000

     1. Protection of Confidential Information. Executive acknowledges that during the course of his employment with the Company, its subsidiaries and affiliates, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries and affiliates, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, vendor sources, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries and affiliates not readily available to the public (the "Confidential Information"). Executive further acknowledges that the services to be performed by him as an employee of the Company in the positions of Executive Vice President and President are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees as follows:

     1.1 No Disclosure or Use of Confidential Information. At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information for purposes other than carrying out his duties as an employee of the Company in the best interests of the Company, unless and until such information is readily available in the public domain by reason other than Executive's unauthorized disclosure or use thereof, unless such disclosure or use is expressly authorized by the Board of Directors of the Company ("Board") in writing in advance of such disclosure.

     1.2 Return of Company Property, Records and Files. Upon the termination of Executive's employment with the Company at any time for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company's offices in South Milwaukee, Wisconsin all of the property and equipment of the Company, its subsidiaries and affiliates (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports and any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Company Property, Records and Files"); it being expressly understood that, upon termination of Executive's employment, Executive shall not be authorized to retain any of the Company Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

     2. Noncompetition. During the term of Executive's employment with the Company and for the two-year period immediately following the date of termination of Executive's employment at any time and for any reason (the "Restricted Period"), Executive shall not, directly or indirectly, (i) enter the employ of, or render any consulting services to, any entity that competes with the Company, or its subsidiaries, affiliates (provided that such term as used in this Section 2 shall not include entities that are affiliates of the Company solely by reason of being affiliates of American Industrial Partners Capital Fund II, L.P.), successors, or assigns, in the conduct of the "Business" (as defined in this Section 2) in the United States and/or any foreign country within which, during the twelve (12) month period preceding Executive's termination of employment, the Company, or its subsidiaries, affiliates, successors, or assigns, engaged in the Business; or (ii) assist or participate in any such competing entity in any capacity, including without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly own 5% or more of any class of securities of such entity. For purposes of this Section 2, the "Business" shall mean (x) the manufacture and/or sale of surface mining equipment and spare parts of the kind manufactured, sold and provided by the Company or any subsidiary, affiliate, successor or assign at any time during the term of Executive's employment with the Company and which the Company continues to manufacture, sell or produce during the Restricted Period; (y) maintenance and service related to the equipment and spare parts referenced in subsection (x) above; and (z) the manufacture and/or sale of, and maintenance and service related to, any surface mining equipment with respect to which, prior to the date of termination of Executive's employment hereunder, the Company or any subsidiary, affiliates, successor or assign has or shall have made a material financial investment in contemplation of manufacturing, selling, maintaining or servicing.

     3. Noninterference. During the term of Executive's employment with the Company and for the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for any reason, other than pursuant to the discharge of Executive's duties as an employee of the Company.

     4. Nonsolicitation. During the term of Executive's employment with the Company and the for Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers, or consultants then under contract to the Company or its subsidiaries, affiliates, successors or assigns, to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns for any reason, other than pursuant to the discharge of Executive's duties as an employee of the Company.

     5.   Rights and Remedies upon Breach of a Restrictive Covenant.
If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 1 through 4 above (the "Restrictive Covenants"), the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity.

     5.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, successors or assigns.

     5.2 Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

     5.3 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

     5.4 Modification By the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provisions enforceable), and, in its reduced form, such provision shall then be enforceable.

     5.5 Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     5.6 Attorneys' Fees. Executive agrees that the Company shall be entitled to recover from Executive all costs, including attorneys' fees and expert witness fees, which the Company incurs in enforcing the Restrictive Covenants or pursuing damages for the Executive's breach of the Restrictive Covenants.